Exhibit 107.1
Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933
(Form Type)

Colony Bankcorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	457(c) and 457(h)	500,000	$18.51		0.0000927
Total Offering Amounts					$9,255,000		$857.94
Total Fee Offsets							--
Net Fee Due							$857.94

(1) Amount to be registered consists of 500,000 shares of Colony Bankcorp, Inc. (the “Company”) common stock, $1.00 par value per share (“Common Stock”) that may be offered or sold under the Colony Bankcorp, Inc. 401(k) Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on NASDAQ on March 21, 2022.